SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF GAP INC. SHAREHOLDERS AND PROXY STATEMENT

May 14, 2003

Groveport, Ohio

GAP INC.  GAP  BANANA  REPUBLIC OLD NAVY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of The Gap, Inc. will be held at our Fulfillment Center located at 6001 Green Pointe Drive, Groveport, Ohio on Wednesday, May 14, 2003 at 10:00 a.m., for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending on January 31, 2004;

3.	To amend and restate our 1996 Stock Option and Award Plan;

4.	To consider and act upon a shareholder proposal to establish a policy of expensing in the Company’s income statement the costs of stock options issued by the Company; and

5.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the Proxy Statement following this Notice.

You must be a shareholder of record at the close of business on March 17, 2003 to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by either (a) completing and returning the enclosed proxy card, (b) touch-tone telephone from the United States and Canada, using the toll-free telephone number on your proxy card, or (c) the internet by following the instructions on your proxy card.

If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in “street name” (your shares are in the name of your broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy and identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification.

By Order of the Board of Directors,

Lauri M. Shanahan

Secretary

April 3, 2003

THE GAP, INC.

TWO FOLSOM STREET, SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 14, 2003 at 10:00 a.m. at our Fulfillment Center located at 6001 Green Pointe Drive, Groveport, Ohio, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 3, 2003. References in this Proxy Statement to the “Company,” “we,” “us,” and “our” refer to The Gap, Inc.

THE PROXY

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2004;

FOR approval of the proposal to amend and restate our 1996 Stock Option and Award Plan; and

AGAINST the shareholder proposal to establish a policy of expensing in the Company’s income statement the costs of stock options issued by the Company.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, fax or in person. We have also retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain shareholders for the Annual Meeting. The cost of such services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105 or by timely delivery of a properly executed, later-dated proxy (including a telephone or internet vote). You may also revoke your proxy by voting in person at the Annual Meeting.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105 or by calling us at (415) 427-4670.

If you are a shareholder of record (your shares are in your name and not held in the name of your broker or bank) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank Minnesota, N.A., Shareowner Services, Attn: Data Maintenance/The Gap, Inc., P.O. Box 64854, St. Paul, MN 55164-0854 or call us at (415) 427-4670. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you hold your stock in “street name,” you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTING SECURITIES AND VOTING RIGHTS

Our only outstanding voting securities are our shares of common stock, of which 889,164,488 shares were outstanding at the close of business on March 17, 2003. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Name, Age, Principal Occupation During Past Five Years and Other Information	Served as Director Since

Adrian D. P. Bellamy, 61	1995

Executive Chairman of The Body Shop International plc., personal care retailer, and Chairman of Gucci Group NV, luxury accessories and apparel manufacturer and retailer. Director of Reckitt Benckiser plc, Williams-Sonoma, Inc., and The Robert Mondavi Corporation.

Chairman of the Compensation and Management Development Committee

Chairman of the Governance, Nominating and Social Responsibility Committee

Donald G. Fisher, 74	1969

Chairman of the Company since 1969. Director of The Charles Schwab Corporation.

(Donald G. Fisher and Doris F. Fisher are husband and wife)

Doris F. Fisher, 71	1969

Merchandiser of the Company.

(Donald G. Fisher and Doris F. Fisher are husband and wife)

Robert J. Fisher, 48	1990

Executive Vice President of the Company, 1992-99; President of Gap Division 1997-99. Director of Sun Microsystems, Inc.

(Robert J. Fisher is the son of Donald G. and Doris F. Fisher)

Glenda A. Hatchett, 51	1999

Judge on the syndicated television program “Judge Hatchett” since 2000. Chief Judge, Fulton County Juvenile Court, Atlanta, Georgia, 1991-99. Director of HCA-The Healthcare Company.

Member of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Penelope L. Hughes, 43	2002

Coca-Cola executive, 1984-1994. Director of Trinity Mirror plc, Vodafone plc, Skandinaviska Enskilda Banken AB, Web-Angel plc, and Great Little Trading Company.

Member of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Bob L. Martin, 54	2002

Consultant; Wal-Mart Stores, Inc. executive, 1984-1999. Director of Edgewater Technology, Inc. and Sabre Holdings Corporation.

Member of the Audit and Finance Committee

Member of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Paul S. Pressler, 46	2002

President and Chief Executive Officer of the Company since September 2002. Chairman of Walt Disney Parks and Resorts, 2000-2002; President of Disneyland Resort, 1995-2000.

Charles R. Schwab, 65	1986

Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, financial services firm, since 1998; Chairman and Chief Executive Officer of The Charles Schwab Corporation, 1986-1998. Director of Siebel Systems, Inc.

Chairman of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Mayo A. Shattuck III, 48	2002

Chairman of Constellation Energy Group, an energy company, since July 2002; President and Chief Executive Officer of Constellation Energy Group since November 2001; Co-Chairman and Co-Chief Executive Officer of Deutsche Bank Alex Brown 1999-2001; Vice Chairman of Bankers Trust Corporation, 1997-1999.

Member of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

The Governance, Nominating and Social Responsibility Committee of the Board of Directors will consider nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at a meeting of shareholders, the shareholder must give written notice to our Corporate Secretary no later than the close of business (California time) on February 17, 2004, and no earlier than January 18, 2004 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed this Proxy Statement to shareholders). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the Securities and Exchange Commission, the nominee’s consent to the nomination and to serve, if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 17, 2004, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2004 in accordance with our Bylaws. No such notice has been given with respect to the 2003 Annual Meeting. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has three standing committees: the Audit and Finance Committee, the Compensation and Management Development Committee and the Governance, Nominating and Social Responsibility Committee, each of which is comprised solely of independent directors as defined under Securities and Exchange Commission and New York Stock Exchange (“NYSE”) rules.

Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the performance of the independent auditor, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Appendix A and is available at gapinc.com. The present members of the Audit and Finance Committee are Messrs. Martin, Arun Sarin (who is not standing for re-election), Schwab (Chairman) and Shattuck and Ms. Hughes.

Compensation and Management Development Committee

The Compensation and Management Development Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee combines the function of the former Compensation and Stock Option Committee and the Human Resources Development Committee and operates under a written charter adopted by the Board of Directors, which is available at gapinc.com. The present members of the Compensation and Management Development Committee are Messrs. Bellamy (Chairman), Martin and Arun Sarin and Ms. Hatchett.

Governance, Nominating and Social Responsibility Committee

The Governance, Nominating and Social Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines (see Appendix B), periodic evaluation of the board, its committees and individual directors, identification and selection of director nominees, evaluation of the Company’s policies and practices relating to social and environmental trends, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is available at gapinc.com. The present members of the Governance, Nominating and Social Responsibility Committee are Messrs. Bellamy (Chairman), Martin, Arun Sarin, Schwab and Shattuck, and Msess. Hatchett and Hughes.

Number of Meetings and Meeting Attendance

During the last fiscal year, the Board of Directors held six meetings, the Compensation and Management Development Committee held seven meetings (two of which were solely Human Resources Development Committee meetings), the Audit and Finance Committee held nine meetings, and the Governance, Nominating and Social Responsibility Committee held two meetings. Each director attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, Board members often work with management outside formal meetings.

COMPENSATION OF DIRECTORS

We do not pay director fees to directors who are employees of the Company or any affiliated company.

In October 2002, recognizing the increasing time commitment of our non-employee directors, including the increased frequency and duration of Board and committee meetings, the Board of Directors increased the annual retainer paid to each of our non-employee directors from $36,000 to $50,000 per year, payable quarterly. In addition, each of our directors who are not our employees (“non-employee directors”) will receive an attendance fee of $2,000 per Board meeting, plus $1,500 for each regularly scheduled committee meeting attended. Our non-employee directors who serve as committee chairs for the Audit and Finance Committee and Compensation and Management Development Committee receive an additional annual retainer of $20,000, payable quarterly, for each committee chaired. The non-employee director who serves as the Governance, Nominating and Social Responsibility Committee chair receives an additional annual retainer of $10,000, payable quarterly. In addition, we reimburse travel expenses related to attending Board, committee or Company business meetings. All directors and their immediate families are eligible to receive discounts on our merchandise.

Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase from 937 up to 2,500 shares of our common stock per quarter. Any such options will have an exercise price which is discounted to reflect an amount up to the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Any portion of the foregone retainer which would otherwise result in the number of options exceeding the 2,500 share limit will be paid in cash. Shares issued under the plan will come from treasury shares. Each non-employee director participated in the plan in fiscal 2002.

Under our 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value, and (ii) each continuing non-employee director automatically receives yearly an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each Annual Meeting of Shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Management Development Committee is authorized to grant discretionary options to non-employee directors using treasury shares. No discretionary grants were made in 2002.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director’s retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Directors in office as of January 28, 1997 are still eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefits payable were capped at the then current level (i.e., 75% of $36,000).

In fiscal 2002, Doris Fisher received $24,000 in the course of her employment with the Company as a merchandiser. As an employee, Mrs. Fisher does not receive the $50,000 annual retainer or the $2,000 per Board meeting fee paid to our non-employee directors, but does participate in benefits which we make available to our employees generally, except for stock-based compensation and bonus programs.

CORPORATE GOVERNANCE

The Company was founded in 1969 on the principle of conducting our business in a responsible, honest and ethical manner. For us, good corporate governance means going beyond compliance. It means taking a leadership role in instituting and maintaining practices that represent strong business ethics—and ensuring we communicate consistently with our shareholders, customers and neighbors around the world.

In 2002, we further enhanced our Board composition and practices with emphasis on independence and corporate governance leadership. We are committed to continually evolving and adopting appropriate corporate governance best practices. For example, since 1995, we have maintained a separate Chairman and CEO, and the Board currently has a majority of independent directors under the Securities and Exchange Commission rules and NYSE listing standards. We remain committed to maintaining at least a majority of independent directors on the Board and to maintaining 100% independence on our Board Committees. The Governance, Nominating and Social Responsibility Committee reviews and assesses the composition and overall performance of the Board and each director at least annually. As part of this process, each Board member must participate in and complete an extensive annual performance evaluation, including a peer assessment, in order to be nominated for annual re-election.

To help fulfill its responsibility to our shareholders, the Board has fully embraced these and other good corporate governance practices, both in policy and spirit. These practices are memorialized in the Corporate Governance Guidelines set forth in Appendix B so that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines address such topics as:

•	Composition and Qualifications of the Board

•	Training and Evaluation of the Board

•	Board Guidelines, including such matters as retirement age, change of status, and service on other public company boards

•	Compensation of the Board

•	Board and Committee Meetings

•	Meetings of Independent Directors and Lead Director

•	Succession Planning

We view our Corporate Governance Guidelines as an evolving document that will require further refinement from time to time to implement appropriate best practices and to respond appropriately to our constituents and the Securities and Exchange Commission rulemaking and NYSE listing changes. Accordingly, we have launched a new corporate governance area on our website at gapinc.com where we will be posting our latest Corporate Governance Guidelines, our Board committee charters, our code of ethics titled “Code of Business Conduct,” and other useful information for our shareholders about our corporate governance practices.

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, our Corporate Governance Guidelines included in Appendix B and the description set forth in this section above shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2004. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection. In the event the selection of Deloitte & Touche LLP is approved, the Board of Directors in its discretion may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Board of Directors believes that such a change would be in our best interests and in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal year ended February 1, 2003 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”), which includes Deloitte Consulting:

Fees		Amount

Audit Fees		$1,262,000
Financial Information Systems Design and Implementation Fees		0
All Other Fees (1)
Audit-Related Fees (2)	820,000
Tax Fees	1,230,000
Other Fees	396,000
		2,446,000

Total Fees for the fiscal year ended February 1, 2003		$3,708,000

1.	The Audit and Finance Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

2.	Includes fees for statutory audits, audits of subsidiaries, audits of benefit plans and debt offerings.

In fiscal 2002, the Audit and Finance Committee had a policy to monitor and limit as appropriate non-audit related services performed by our Independent Auditors. The policy required pre-approval by our Chief Financial Officer and Chief Internal Auditor of any contract for services, other than audit and audit related services, up to $100,000 and by the Audit and Finance Committee for any such contract in excess of $100,000. Effective in fiscal 2003, the Audit and Finance Committee further enhanced this policy to require pre-approval of all services performed by the Independent Auditors.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the performance of the independent auditor, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy

Statement as Appendix A and is available at gapinc.com. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 1, 2003 with the Company’s management. The Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee also has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003 for filing with the Securities and Exchange Commission.

Charles R. Schwab (Chairman)

Penelope L. Hughes

Bob L. Martin

Arun Sarin

Mayo A. Shattuck III

PROPOSAL NO. 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE GAP, INC. 1996 STOCK OPTION AND AWARD PLAN

We are asking our shareholders to approve the 1996 Stock Option and Award Plan (the “1996 Plan”), as amended and restated, so that we can continue to use the 1996 Plan to achieve our goals, including the ability to attract and retain employees and encourage stock ownership on the part of our employees. Our Board of Directors (the “Board”) unanimously approved the amended and restated 1996 Plan, subject to approval of our shareholders at the Annual Meeting. Approval of the amended and restated 1996 Plan requires the affirmative vote of a majority of the shares of our common stock (“Shares”) that are present in person or by proxy at the Annual Meeting and entitled to vote on this matter. If the shareholders approve the amended and restated 1996 Plan, it will replace the current version of the 1996 Plan.

The primary changes we propose to make to the 1996 Plan are to (1) increase the number of Shares that are reserved for issuance under the 1996 Plan by 30,000,000, (2) add performance goals that may be used in making awards under the 1996 Plan, and (3) place fiscal year limits on the number of Shares of restricted stock, performance units and performance shares that may be granted to any participant. A total of 93,341,342 Shares previously has been reserved for issuance under the 1996 Plan. As of March 17, 2003, 61,279,310 Shares were subject to outstanding awards granted under the 1996 Plan, and 12,504,560 Shares remained available for any new awards to be granted in the future.

We believe strongly that the approval of the amended and restated 1996 Plan is essential to our success. Our employees are our most valuable assets. Stock options and other awards such as those provided under the 1996 Plan are vital to our ability to attract and retain outstanding and highly skilled personnel, especially in the extremely competitive labor markets in which we must compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. 1996 STOCK OPTION AND AWARD PLAN.

SUMMARY OF THE AMENDED AND RESTATED 1996 PLAN

The following paragraphs provide a summary of the principal features of the amended and restated 1996 Plan and its operation. The amended and restated 1996 Plan (the “Plan”) is set forth in its entirety as Appendix C to this Proxy Statement.

Background and Purpose

The Plan permits the granting of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares (collectively, “Awards”) to eligible participants. The Plan is intended to increase incentives and to encourage stock ownership on the part of (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates (“consultants”), and (3) directors of the Company who are employees of neither the Company nor any of its affiliates (“non-employee directors”). The Plan also is intended to further the growth and profitability of the Company.

Administration of the Plan

The Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the “Committee”). The members of the Committee must qualify as “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (the “Code”) (so that the Company can receive a federal tax deduction for certain compensation paid under the Plan). Subject to the terms of the Plan, the Committee has the discretion to select the employees, consultants and non-employee directors who will be granted Awards, determine the terms and conditions of such Awards, and to construe and interpret the provisions of the Plan and outstanding Awards. The Committee may delegate all or any part of its authority to one or more directors or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.

If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled Shares that were subject to the Award generally will be returned to the available pool of Shares reserved for issuance under the Plan. Also, if the Company experiences a stock dividend, stock split, reorganization or other change in its capital structure, the Committee has the discretion to make appropriate adjustments in the number of Shares reserved for issuance under the Plan, the outstanding Awards and the per-person numerical limits on Awards to reflect the stock dividend or other change. However, in the case of stock options granted to non-employee directors pursuant to the automatic formula described in “Non-employee Director Stock Options and Shares” below, such adjustments will be made by the Board, and any such adjustments by stock dividend or split-up will not apply to the future grants provided pursuant to such formula. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

Eligibility to Receive Awards

Employees, consultants and non-employee directors are eligible to be selected to receive stock options under the Plan. Only employees and consultants are eligible to receive one or more of the other types of Awards. However, incentive stock options (which are entitled to favorable U.S. federal tax treatment) may be granted only to employees of the Company or any subsidiary of the Company at the time of grant. The Plan also provides for the automatic grant of a predetermined number of nonqualified stock options (that is, options that are not incentive stock options) to our non-employee directors for each year that they serve on the Board (see “Non-employee Director Stock Options and Shares” below). As described earlier, our non-employee directors also are eligible to receive discretionary grants of nonqualified stock options. (Before the amendment and restatement of the Plan, our non-employee directors were eligible to receive discretionary grants of nonstatutory stock options to purchase only treasury Shares.)

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options. The number of Shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options covering more than 18,000,000 Shares. The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 25% of the fair market value (on the date of grant) of the Shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 100% of fair market value on the grant date (110% of fair market value if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries). The total fair market value of the Shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000.

Options become exercisable and terminate at the times and on the terms established by the Committee, but options generally may not expire later than ten years after the date of grant (potentially up to eleven years in the event of the participant’s death). If the participant terminates service before his or her option’s normal expiration date, the Option may terminate sooner than its normal expiration date, depending upon the reason for the termination.

The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Committee determines to provide legal consideration for the Shares and is consistent with the Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are Awards that give a participant the right to receive payment from the Company in an amount equal to: (1) the excess of the fair market value of a Share on the date of exercise over the exercise price, multiplied by (2) the number of Shares with respect to which the SAR is exercised. SARs may be granted as a separate Award or together with an option. Proceeds from SAR exercises may be paid in cash or Shares, as determined by the Committee. The number of Shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 2,250,000 Shares. The Committee also determines the other terms and conditions of each SAR. However, the exercise price of a freestanding SAR may not be less than 25% of the fair market value of a Share on the grant date and the exercise price of tandem or affiliated SARs must equal the exercise price of the related option. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to options granted under the Plan.

Restricted Stock Awards

Restricted stock awards are shares of the Company’s common stock which vest in accordance with terms established by the Committee in its discretion. The number of Shares of restricted stock granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 1,000,000 Shares.

In determining the vesting schedule for any Award of restricted stock, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance objectives are satisfied and/or only if the participant remains employed with the Company for a specified period of time. In order for the Award of restricted stock to qualify as “performance-based” compensation under Section 162(m) of the Code (see “U.S. Federal Tax Aspects” below), the Committee must use one or more of the following measures in setting such performance objectives: (1) comparable store sales growth, (2) earnings, (3) return on equity, (4) return on net assets, (5) sales volume, (6) total sales and (7) economic value added (each, a “Performance Goal”). Each of these Performance Goals is defined in the Plan. The Committee may apply any of these Performance Goals on a Company-wide or an individual business unit basis, and/or provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors, as determined by the Committee to be appropriate. The Committee may, in its discretion, accelerate the time at which any vesting restrictions lapse or remove any such restrictions.

Performance Units and Performance Shares

Performance units and performance shares are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a Share on the date of grant. The number of performance units or shares granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 1,000,000 performance shares or performance units with an initial value greater than $10 million.

Whether a performance unit or share Award actually will result in a payment to a participant will depend upon the extent to which performance objectives established by the Committee are satisfied. The applicable performance objectives and all other terms and conditions of the Award will be determined at the discretion of the Committee. In order for an Award of performance units or performance shares to qualify as “performance-based” compensation under Section 162(m) of the Code, the Committee must use one or more of the Performance Goals that are discussed above with respect to restricted stock Awards. The Committee may, at its discretion, waive the achievement of any performance objectives for any performance units or shares.

After a performance unit or share Award has vested (that is, after the applicable performance objective(s) have been achieved), the participant will be entitled to a payment of cash and/or Shares, as determined by the Committee.

Non-Employee Director Stock Options and Shares

The Plan provides for the automatic grant of nonqualified stock options to purchase 15,000 Shares to each non-employee director who first joins the Board. In addition, each continuing non-employee director automatically will receive, as of the first business day after each subsequent Annual Meeting of Shareholders, a nonqualified stock option to purchase 3,750 Shares. The exercise price of each such non-employee director option (an “Automatic Option”) will be 100% of the fair market value (on the date of grant) of the Shares covered by the Option. Each Automatic Option will become exercisable in full three years after the date of grant (assuming continuous service as a non-employee director) or upon the director’s departure from the Board due to retirement or disability (as such terms are defined in the Plan) or death. The Committee and the Board have the authority to change the number of Shares subject to future Automatic Options granted under the Plan and/or the dates on which such Options become exercisable.

Automatic Options normally will expire ten years after the date of grant (potentially up to thirteen years in the event of the director’s death). If a non-employee director terminates service on the Board prior to the Automatic Option’s normal expiration date, the Option may terminate sooner than its normal expiration date, depending upon the reason for the termination.

The Plan also permits each non-employee director to elect to forego receipt of all or a portion of the director’s annual retainer and meeting fees in exchange for Shares having a fair market value equal to the amount of foregone compensation. In general, the number of Shares received by any director will be determined by dividing the amount of foregone compensation by the fair market value of a Share on the date that the compensation otherwise would have been paid.

Awards to be Granted to Certain Individuals and Groups

As described above, the number of Awards (if any) that an individual may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our non-employee directors automatically are granted Awards of a pre-determined number of nonqualified stock options. The following table sets forth (1) the total number of Shares subject to stock options granted under the Plan to the listed persons and groups during the last fiscal year of the Company, and (2) the average per Share exercise price of such options. During the last fiscal year, only stock options were granted under the Plan.

1996 Stock Option and Award Plan

Name and Principal Position	Number of Option Shares Granted (2)	Average Exercise Price Per Share

Paul S. Pressler	5,000,000	$11.24

President and Chief Executive Officer of the Company

Charles K. Crovitz	0	0

Executive Vice President and Chief Supply Chain Officer of the Company

Anne B. Gust	0	0

Executive Vice President and Chief Administrative Officer of the Company

Jenny J. Ming	700,000	12.16

President, Old Navy Division

Gary Muto	750,000	10.58

President, Gap U.S. Division

Millard S. Drexler (1)	0	0

Heidi Kunz (1)	50,000	15.38

John M. Lillie (1)	0	0

All executive officers as a group	6,900,000	11.41

All directors who are not executive officers as a group	33,750	11.67

All employees who are not executive officers as a group (2)	3,743,024	13.16

1.	Mr. Drexler ceased to be the President and Chief Executive Officer in September 2002, Mr. Lillie ceased to be the Vice Chairman in November 2002, and Ms. Kunz ceased to be Executive Vice President and Chief Financial Officer in January 2003.

2.	Annual stock option awards to eligible employees, which are generally awarded in the first quarter of each fiscal year, were granted in October 2001 rather than the first part of 2002.

Nontransferability of Awards

Awards granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. If permitted by the Committee (at its discretion), a participant may designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death.

U.S. Federal Tax Aspects

The following is a general summary of the federal income tax consequences to U.S. taxpayers and the Company of Awards under the Plan. Tax consequences for any particular individual may be different. Participants should consult with their own tax advisors for more detailed information on how Awards will be taxed in their particular circumstances.

Nonqualified Stock Options and SARs

No amount is included in the taxable income of a participant when a nonqualified stock option or SAR is awarded or vests. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income equal to the difference between the fair market value of the Shares received and the exercise price. Any additional gain or loss recognized upon a later sale or other disposition of the acquired Shares is generally taxed as capital gain or loss. Upon exercise of an SAR, a participant will recognize ordinary income equal to the amount of the payment received from the Company (before tax withholding).

Incentive Stock Options

No amount is included in the taxable income of a participant when an incentive stock option is granted or exercised. However, the participant may be subject to the alternative minimum tax in the year of exercise because the difference between the fair market value of the Shares received and the exercise price is included in the amount of the participant’s alternative minimum taxable income for that year. If the participant exercises the option and then sells the acquired Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. Additionally, if the participant exercises the option and sells the acquired Shares before the end of the two- or one-year holding periods, the difference between the fair market value of the stock on the date of the option exercise and the exercise price is taxed as ordinary income. If the value of the Shares has decreased following the option exercise, the participant’s ordinary income is limited to the difference between the sale price and the exercise price. If the value of the Shares has increased following the option exercise, the difference between the fair market value of the Shares at the time of exercise and the sale price is taxed at capital gain rates.

Restricted Stock, Performance Units and Performance Shares

No amount is included in the taxable income of a participant upon receipt of restricted stock, performance units, or performance shares. The participant will recognize ordinary income when the Shares, performance units or performance shares vest. Alternatively, with respect to restricted stock, a participant may elect under Code Section 83(b) to be taxed at the time of the Award. An election under Section 83(b) must be filed with the Internal Revenue Service within 30 days after the date of the Award. With respect to restricted stock, the amount of ordinary income recognized by the participant will be equal to the fair market value of the Shares at the time income is recognized. In general, any gain or loss recognized upon sale of the Shares thereafter will be capital gain or loss. With respect to performance units or performance shares, the amount of ordinary income will be equal to the amount of cash and/or the fair market value of Shares that the participant receives from the Company (before tax withholding).

Tax Effect on the Company

The Company generally will be entitled to a tax deduction in connection with an Award made under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, when a participant exercises a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and the Company’s other four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these executive officers will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation paid in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the Plan, setting limits on the number of Awards that any individual may receive, and for certain Awards, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Committee in its discretion to grant Awards that qualify as “performance-based compensation” for purposes of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction for the entire amount of compensation resulting from such Awards.

Amendment and Termination of the Plan

The Board generally may amend or terminate the Plan at any time and for any reason.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Occasionally, we receive suggestions from our shareholders. Some are received as formal shareholder proposals. We give all of them careful attention.

We have received a formal shareholder proposal from the Sheet Metal Workers’ National Pension Fund, 1750 New York Avenue, N.W., 6th Floor, Washington, D.C. 20006 (the “Proponent”). The Proponent is the beneficial owner of 27,700 shares of our common stock (as of December 2, 2002). The Proponent has given notice that it intends to present for action at the Annual Meeting the following shareholder proposal and supporting statement. The shareholder proposal and supporting statement are quoted verbatim in italics below.

We oppose the adoption of the resolution proposed below. We ask shareholders to read through our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“Option Expensing Proposal

Resolved, that the shareholders of Gap, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

YOUR BOARD’S RECOMMENDATION AGAINST THE PROPOSAL

We oppose the Proponent’s proposal because we believe it is not in the best interests of the Company or its shareholders.

Unless companies can follow a commonly accepted accounting method for valuing options, investors will have difficulty making accurate comparisons of the impact to earnings across peer group companies. The Board of Directors understands and shares investors’ need for an accurate view of earnings. But accuracy and comparability require a reliable, commonly used accounting standard. No standard method for valuing employee stock options exists today. To begin expensing options now, in the absence of such a standard, would be premature.

We use today’s most commonly accepted practice, which helps ensure comparability of our income statement. Our employee stock options are accounted for using the “intrinsic value” method. This generally results in no expense recognition on our income statement because our employee stock option awards typically have no intrinsic value on the date of grant. We also recognize the impact of employee stock options in our reported diluted earnings per share, even though options may not be exercisable.

Consistent with current accounting rules and commonly accepted industry practices, in the notes to our consolidated financial statements we provide the estimated expense of employee stock options, based on the “fair value” of the options on their dates of grant. This estimate gives investors insight into the potential expense of options. However, no single valuation model is required for the fair value method. The most common option valuation model was not designed for employee stock options and has serious shortcomings when used for this purpose. For these reasons, we believe our comprehensive footnote disclosure is more appropriate than expensing options. Further, once a company begins expensing options, it cannot change back to footnote disclosure later.

Because comparable peer group companies do not consistently expense options, the Board of Directors also believes that expensing now would put the Company at a competitive disadvantage. Given the negative financial consequences of expensing, fewer options would be granted, which would adversely affect the Company’s ability to attract and retain the most qualified executives needed to manage our business.

The Board of Directors understands that the Financial Accounting Standards Board (“FASB”) intends to review this issue in the near future. The Board of Directors hopes that FASB will adopt a common, reliable methodology for valuing employee stock options and a requirement to expense options applicable to all public companies.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THE SHAREHOLDER PROPOSAL.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 17, 2003, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Additional Notes	Percent of Class

Directors and Executive Officers

Adrian D. P. Bellamy	137,118	—	*

Charles K. Crovitz	809,814	—	*

Donald G. Fisher and Doris F. Fisher	172,153,237	(2)	19%

Robert J. Fisher	52,379,652	(3)	6%

Anne B. Gust	816,036	—	*

Glenda A. Hatchett	49,734	—	*

Penelope L. Hughes	3,316	—	*

Bob L. Martin	18,836	—	*

Jenny J. Ming	991,822	—	*

Gary Muto	435,249	—	*

Paul S. Pressler	158	—	*

Arun Sarin	10,052	—	*

Charles R. Schwab	118,079	(4)	*

Mayo A. Shattuck III	6,954	—	*

All directors and executive officers as a group (16 persons)	227,930,057	(5)	26%

Former Executive Officers

Millard S. Drexler	13,067,862	(6)	1%

Heidi Kunz	381,725	(7)	*

John M. Lillie	1,077,973	(8)	*

Certain Other Beneficial Holders

John J. Fisher	57,234,445	(9)	6%

FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson	52,460,904	(10)	6%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

1.	Shares issuable upon exercise of stock options that are exercisable within 60 days after March 17, 2003 are treated as beneficially owned as follows: Mr. Bellamy, 104,718; Mr. Crovitz, 655,125; Mr. Robert J. Fisher, 10,841; Ms. Gust, 796,125; Ms. Hatchett, 49,352; Ms. Hughes, 3,316; Ms. Kunz, 378,750; Mr. Lillie, 1,050,000; Mr. Martin, 3,836; Ms. Ming, 903,750; Mr. Muto, 418,375; Mr. Sarin, 9,052; Mr. Schwab, 69,141; Mr. Shattuck, 6,954; and all directors and executive officers as a group, 3,030,585.

2.	Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of and a merchandiser of the Company. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 172,153,237 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are beneficially owned by both of them. Of the shares shown, 132,712,369 shares are held as community property. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown exclude shares held directly or indirectly by the Fishers’ three adult sons, beneficial ownership of which is disclaimed.

3.	Includes 2,623,725 shares held jointly by Robert J. Fisher and his spouse and 29,391,888 shares held by Robert J. Fisher as trustee under certain trusts. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

4.	Includes 8,438 shares owned by Mr. Schwab’s spouse.

5.	Reflects the information in the footnotes set forth above.

6.	Based on a Form 4 filed for September 2002. Mr. Drexler ceased to be an executive officer in September 2002 and a director in October 2002. Also includes 3,000,000 shares held in Grantor Retained Annuity Trusts (GRATs).

7.	Ms. Kunz ceased to be an executive officer in January 2003.

8.	Includes 21,750 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power. Includes 4,500 shares held by Mr. Lillie’s adult children. Mr. Lillie only has investment power over these shares and disclaims beneficial ownership. Mr. Lillie ceased to be an executive officer in November 2002.

9.	Includes 30,532,324 shares owned by John J. Fisher as trustee under certain trusts. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

10.	The address of FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. indicates that it has sole power to vote or direct the vote of only 6,348,132 of these shares and sole power to dispose of or direct the disposition of all of these shares. Edward C. Johnson 3d and Abigail P. Johnson each indicate that they have no power to vote or direct the vote of these shares and have sole power to dispose of or direct the disposition of all these shares. This disclosure is based on information contained in a report as of December 31, 2002 on Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by the Securities Exchange Act of 1934, as amended, the Company notes that Ms. Ming reported three transactions late on a Form 4. The transactions involved the sale of 18,630 shares of common stock in March 2001, the gift of 4,998 shares in October 2001, and the sale of 1,480 shares in November 2002. The transactions did not result in any liability under Section 16(b) of such Act. The Company has been advised that Mr. Drexler was not required to file a Form 5 for fiscal 2002.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table sets forth for the periods presented compensation paid to, earned by or awarded to our Chief Executive Officer and our four other most highly compensated executive officers in the fiscal year ended February 1, 2003. In addition, the table also sets forth compensation paid to certain former executive officers of the Company as required under Securities and Exchange Commission rules. The footnotes to the table provide additional information concerning our compensation and benefit programs.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($) (2)

Paul S. Pressler	2002	$535,045	$885,000	$190,199	$0	5,000,000	$0
President and Chief Executive Officer
of the Company (3)

Charles K. Crovitz	2002	548,104	529,100	0	0	0	6,515
Executive Vice President and Chief	2001	548,664	0	0	0	225,000	8,584
Supply Chain Officer of the Company	2000	531,531	424,500	0	0	100,000	7,184

Anne B. Gust	2002	619,923	577,200	0	0	0	5,923
Executive Vice President and Chief	2001	599,572	0	0	0	300,000	72,852
Administrative Officer of the Company	2000	580,386	450,000	0	0	100,000	21,515

Jenny J. Ming	2002	952,109	1,291,077	0	0	700,000	6,508
President, Old Navy Division	2001	848,120	0	0	0	780,000	27,090
	2000	825,165	630,000	0	0	80,000	12,044

Gary Muto	2002	770,620	1,045,385	0	0	750,000	8,577
President, Gap U.S. Division (4)

Former Executive Officers (5)

Millard S. Drexler	2002	1,735,119	579,600	226,489	0	0	3,287
	2001	2,189,708	0	11,992	0	850,000	601,634
	2000	2,279,138	3,262,500	10,525	0	1,500,000	171,322

Heidi Kunz	2002	582,980	712,800	102,608	0	50,000	6,975
	2001	583,121	0	117,346	0	375,000	20,527
	2000	577,855	0	172,513	0	150,000	2,408

John M. Lillie	2002	914,943	257,050	0	0	0	1,358,462
	2001	1,137,091	0	0	0	300,000	101,761
	2000	41,358	0	0	0	750,000	0

1.

Except for the amounts for the specific years listed above for Mr. Pressler, Mr. Drexler and Ms. Kunz, perquisites for fiscal years 2000, 2001 and 2002 did not exceed the lesser of $50,000 or 10% of each executive officer’s salary and bonus. At the time we hired Mr. Pressler as Chief Executive Officer in late 2002, he lived with his family in southern California. Since his children are currently in school, he intends to relocate his family to the San Francisco Bay Area some time later in 2003. In the interim, the Compensation and Management Development Committee determined that it is appropriate to provide him housing in San Francisco and use of a Company airplane to commute to and from his home in southern California. Generally, such flights are considered “personal” for Internal Revenue Code purposes. The amount listed for Mr. Pressler in 2002 represents the cost to the Company of providing housing for Mr. Pressler in San Francisco ($36,000), the incremental cost to the Company of personal flights on a Company airplane by Mr. Pressler ($113,066, of which $52,403 represents commuting flights to and from his home in southern California), and tax gross-up payments with respect to Mr. Pressler’s housing in San Francisco and use of a Company airplane. The amount listed for Mr. Drexler in 2002 includes the incremental cost to the Company ($209,328) for Mr. Drexler’s personal use of a Company airplane. The amounts listed for Ms. Kunz in 2002, 2001 and 2000 includes $83,545, $94,706, and $127,785, respectively, for imputed interest on an interest free relocation loan.

2.	These amounts include earnings over 120% of the applicable federal long-term rate in accordance with Securities and Exchange Commission rules on deferred compensation credited, but not paid or payable, during the fiscal year under our Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows: Mr. Crovitz, $2,491 for 2001 and $797 for 2000; Ms. Gust, $65,352 for 2001 and $16,068 for 2000; Ms. Ming, $20,813 for 2001 and $5,459 for 2000; Mr. Drexler, $592,945 for 2001 and $164,486 for 2000; Ms. Kunz, $15,352 for 2001 and $2,408 for 2000; and Mr. Lillie, $215 for 2001 and $0 for 2000. The amounts listed for Mr. Lillie in 2001 and 2002 also include $100,000 for 2000 that was paid to Mr. Lillie pursuant to a consulting agreement which terminated in January 2001 and $1,350,462 paid to Mr. Lillie pursuant to a transition agreement in November 2002, respectively. All remaining amounts shown represent the Company’s matching contributions to our GapShare 401(k) Plan.

3.	Mr. Pressler replaced Mr. Drexler as our President and Chief Executive Officer in September 2002.

4.	Mr. Muto became an executive officer in August 2002.

5.	Mr. Drexler ceased to be the President and Chief Executive Officer in September 2002, Mr. Lillie ceased to be the Vice Chairman in November 2002, and Ms. Kunz ceased to be the Executive Vice President and Chief Financial Officer in January 2003.

STOCK OPTIONS

The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table for the fiscal year ended February 1, 2003.

Option Grants In Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#) (1,2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Market Price on Grant Date ($/Sh) (3)	Expiration Date (4)	Grant Date Present Value ($) (5)

Paul S. Pressler	2,000,000	14.13%	$5.92	$11.83	9/25/12	$14,330,760
	1,500,000	10.59%	11.83	11.83	9/25/12	8,452,790
	500,000	3.53%	14.79	11.83	9/25/12	1,983,300
	500,000	3.53%	17.75	11.83	9/25/12	1,680,150
	500,000	3.53%	20.70	11.83	9/25/12	1,441,670

Charles K. Crovitz	0	0%	—	—	—	—

Anne B. Gust	0	0%	—	—	—	—

Jenny J. Ming	600,000	4.24%	13.10	13.10	9/9/12	3,331,800
	100,000	0.71%	6.55	13.10	9/9/12	855,930

Gary Muto	600,000	4.24%	11.02	11.02	8/7/12	2,802,810
	100,000	0.71%	5.51	11.02	8/7/12	720,030
	50,000	0.35%	15.38	15.38	4/10/12	340,955

Former Executive Officers

Millard S. Drexler	0	0%	—	—	—	—

Heidi Kunz	50,000	0.35%	15.83	15.83	4/10/12	340,955

John M. Lillie	0	0%	—	—	—	—

1.

Except for 1,000,000 options granted to Mr. Pressler with an exercise price of $11.83, which vest in equal amounts six and seven years from date of grant, 20% percent of the remaining 4,000,000 options granted to Mr. Pressler vest one year from date of grant, with the balance vesting in equal amounts on a monthly basis for the following four years. The 50,000 options granted to Mr. Muto vest four years from date of grant. The 100,000 options granted to both Ms. Ming and Mr. Muto vest six years from date of grant. The remaining 600,000 options granted to both Ms. Ming and Mr. Muto vest in equal installments three and six years from date of grant. The 50,000 options granted to Ms. Kunz, which would have vested four years from date of grant, as well as her other unvested options were cancelled on February 7, 2003.

2.	Under the terms of our 1996 Stock Option and Award Plan, the Compensation and Management Development Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options.

3.	Average of high and low stock prices for our common stock as reported in NYSE–Composite Transactions for the date of grant.

4.	Options granted in fiscal 2002 were granted for a term of ten years and are subject to termination three months following termination of employment in certain events and vesting is accelerated upon death or retirement if the option is held for at least one year. Pursuant to an employment contract with the Company, if Mr. Pressler is terminated as Chief Executive Officer without cause or due to a change in control prior to September 25, 2007, (a) options granted in 2002 that would have vested during the 24 month period following Mr. Pressler’s termination date will accelerate to the date of termination, and (b) Mr. Pressler will have three months from the date of termination to exercise such accelerated options, and (c) all other options that are not vested at that time will be cancelled immediately.

5.	This column represents the value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following assumptions: stock price volatility of between 43% to 51%; dividend yield of 0.61%; 2 to 9-year expected option terms; 1.13% to 4.06% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on our financial results using the Black-Scholes valuation method, see Note G in the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for the fiscal year ended February 1, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable (1)

Paul S. Pressler	0	$0	0	5,000,000	$0	$21,655,000

Charles K. Crovitz	31,050	235,842	572,000	437,000	1,950,367	41,625

Anne B. Gust	31,050	234,600	758,750	537,500	2,918,660	62,438

Jenny J. Ming	31,050	220,409	833,593	2,217,500	3,802,548	2,507,350

Gary Muto	0	0	354,625	1,210,750	712,248	3,219,063

Former Executive Officers

Millard S. Drexler	14,520,937	88,491,226	0	0	0	0

Heidi Kunz (2)	0	0	378,750	506,250	27,750	83,250

John M. Lillie	18,231	107,992	1,128,815	0	111,000	0

1.	Represents the difference between the closing price of our common stock on January 31, 2003 ($14.64) and the exercise price of the options, multiplied by the number of shares underlying the options.

2.	Ms. Kunz’s unexercisable options were cancelled on February 7, 2003. She has until May 7, 2003 to exercise exercisable options.

EQUITY PLAN COMPENSATION INFORMATION

The following table provides information as of February 1, 2003 about our common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the 1996 Stock Option and Award Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan and the UK Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders (1)	51,693,521 (2)	$18.21 (2)	35,552,970 (3)

Equity Compensation Plans Not Approved by Security Holders (4)	28,798,648 (5)	23.55	51,219,025 (6)

Total	80,492,169	20.12	86,771,995

1.	These plans consist of our 1996 Stock Option and Award Plan (the “1996 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

2.	Rights to purchase shares of our common stock (“Shares”) for the current purchase period under the ESPP began accruing on December 1, 2002; however, the number of Shares to be issued and the purchase price will not be known until May 31, 2003 (the next purchase date).

3.	This number includes 11,650,877 Shares that are available for future issuance under the ESPP . This number excludes the 30 million additional Shares under the 1996 Plan which have been put forth for shareholder approval under such Plan (see “Proposal No. 3 – Approval of Amendment and Restatement of The Gap, Inc. 1996 Stock Option and Award Plan” in this Proxy Statement for more information).

4.	These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

5.	Rights to purchase shares of our common stock for the current purchase period under the UK ESPP began accruing on November 1, 2002; however, the number of Shares to be issued and the purchase price will not be known until April 30, 2003 (the next purchase date).

6.	This number includes 945,225 Shares that are available for future issuance under the UK Plan.

2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”) (the “2002 Plan”) effective as of January 1, 1999. The 2002 Plan was amended and restated most recently effective as of December 13, 2002. The Company’s shareholders have not approved the 2002 Plan. The 2002 Plan is intended to increase incentives and to encourage Share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. The 2002 Plan also is intended to further the growth and profitability of the Company. The 2002 Plan is administered by the Compensation and Management Development Committee of the Board (the “Committee”). Subject to the terms of the 2002 Plan, the Committee has the discretion to select the eligible non-officer employees who will be granted options, prescribe the terms and conditions of such options and interpret the Plan and outstanding options. The number of Shares covered by each option will be determined by the Committee. The exercise price of the Shares subject to each option will be set by the Committee but cannot be less than 25% of the fair market value (on the date of grant) of the Shares covered by the option. Options become exercisable and terminate at the times and on the terms established by the Committee, but they may not expire later than ten years after the date of grant. If a participant terminates employment before his or her option’s normal expiration date, the option may terminate sooner than its normal expiration date, depending upon the reason for the termination. Options granted under the 2002 Plan are nontransferable other than by will or by the applicable laws of descent and distribution. The exercise price of an option must be paid in full in cash at the time of exercise. The Secretary of the Company (or his or her designee) also may permit exercise by a “same day sale” using a Company-approved broker. A total of 78,500,000 Shares previously have been reserved for issuance under the 2002 Plan and 49,765,211 Shares remain available for future issuance.

The 2002 Plan is included as Exhibit 4.1 to the Company’s Registration Statement No. 333-103128 filed with the Securities and Exchange Commission on February 12, 2003.

Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997. The Director Plan was amended and restated most recently effective as of October 30, 2001. The Company’s shareholders have not approved the Director Plan. The Director Plan is intended to increase incentive and to encourage Share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. Under the Director Plan, each non-employee director may voluntarily elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for a nonqualified stock option to purchase Shares. An option granted under the Director Plan will have an exercise price that is discounted pursuant to a specified formula to reflect an amount up to the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. The number of Shares subject to any such option is determined pursuant to a specified formula but in no event may exceed 2,500. Any portion of the foregone retainer that would otherwise result in the number of options exceeding the 2,500 Share limit will be paid in cash. The Director Plan is administered by the Board. A total of 675,000 treasury Shares previously have been authorized for issuance under the Director Plan and 508,589 treasury Shares remain available for future issuance.

The Director Plan is included as Exhibit 4.1 to the Company’s Registration Statement No. 333-36265 filed with the Securities and Exchange Commission on September 24, 1997.

UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. Our shareholders have not approved the UK Plan. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire Shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase Shares at a price equal to the lower of the market value of a Share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a Share on the New York Stock Exchange. We also provide each participant a match of one Share for every seven Shares purchased under the UK Plan. Participant’s generally must hold any matching Shares received under the UK Plan for at least three years. Participants pay for their Share purchases under the UK Plan through payroll deductions from 10 to 125 pounds per month, not to exceed the lesser or 750 pounds per six-month purchase period or 10 percent of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 Shares previously have been reserved for issuance under the UK Plan and 945,225 remain available for future issuance.

The UK Plan is included as Exhibit 4.1 to the Company’s Registration Statement No. 333-47508 filed with the Securities and Exchange Commission on October 6, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2002, Messrs. Bellamy, Martin and Arun Sarin and Ms. Hatchett, all of whom were non-employee directors, served on the Compensation and Management Development Committee of the Board of Directors.

REPORT OF COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Management Development Committee of the Board of Directors is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to executive officers.

Compensation Philosophy

The general philosophy of the Company’s compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage to the Company and rewards to executives based both on the Company’s performance and on the individual’s contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial, strategic and target goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company’s mission and strategies. Executive officers are also given annual goals, and their individual performance is evaluated by reviewing progress against these objectives.

The Company’s executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and long-term financial performance of the Company and the long-term return realized by the Company’s shareholders.

There are three main components of the Company’s executive compensation program:

•	Base Salary

•	Annual Incentive Bonus

•	Long-Term Incentives

Base Salary

To enable the Company to attract and retain highly skilled executives, executive officers’ salaries generally fall within a target range which reflects market rates paid by our competitors. The Committee believes that the Company remains a target for other companies seeking talent and that these rates are therefore necessary to retain the Company’s executive officers and other key employees. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the other executive officers on an annual basis, generally in the first fiscal quarter.

The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading “Performance Graph.” Accordingly, in setting salaries for executive officers, the Committee periodically examines market data and salary surveys for specialty retail, consumer/branded goods and general industry groups prepared by national consulting companies. Salaries are also adjusted based on actual individual job performance and/or changes in duties and responsibilities.

Mr. Pressler, who replaced Mr. Drexler as Chief Executive Officer in September 2002, had an annual base salary for fiscal year 2002 of $1.5 million. In setting the Chief Executive Officer’s salary, the Committee considered Company objectives, challenges and market pay practices. Annual reviews of Mr. Pressler’s salary will commence in April 2004.

Annual Incentive Bonus

Annual incentive bonuses for executive officers are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan (“Executive MICAP”), in which bonuses are payable only for the achievement of Company and/or division, not individual, performance targets. Effective for fiscal year 2002, the performance period for Executive MICAP was divided into two six-month periods. The first six-month performance period represented 40 percent of the total potential annual bonus; the second six-month performance period represented 60 percent. As a pay-for-performance plan, Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements which can be used by the Committee (at its sole discretion) each period include comparable sales growth, earnings, return on equity, return on net assets, sales volume, total sales and economic value added. Threshold, target and maximum payout levels are established to reflect the Company’s objectives. The goals and the potential bonuses are reviewed and approved by the Committee prior to the beginning of each performance period. Under the 2002 guidelines adopted by the Committee, executive officers were eligible to receive on an annual basis a bonus between 21% and 200% of their salary, depending on actual earnings performance compared to target earnings goals set for the Company and/or each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer. Bonuses are paid only if threshold goals are met.

For the two performance periods in 2002, the Company’s overall performance was determined by the Committee to have met the criteria set forth for the executive officers prior to the beginning of each period. Accordingly, the executive officers, other than Mr. Pressler, received an Executive MICAP bonus. Although Mr. Pressler was not eligible to participate in Executive MICAP in 2002, he received an initial sign on bonus of $885,000 in September 2002.

The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

Long-Term Incentives

Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by tying a significant portion of total compensation opportunity to stock options.

The Committee believes that executive officers and other key employees should have significant ownership of the Company’s stock. Notably, all executive officers as a group beneficially own approximately 20% of the outstanding shares of common stock. In particular, Mr. Donald Fisher, the Company’s founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 19% of the outstanding shares.

Stock Option and Award Plan

The Committee has the power to grant stock options and other awards under the Company’s 1996 Stock Option and Award Plan. It has been the Committee’s practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Options generally vest 25% per year for four years from the date of grant, and executives generally must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted and premium stock options and has done so when it was determined necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives’ attention on managing the Company from the perspective of an owner with a longer term equity stake in the business. The Company’s stock options are tied to the future performance of the Company’s stock and will provide value to the recipient only if the price of the Company’s stock increases above the option exercise price.

The Committee determined that it was in the best interests of the Company to grant annual stock option awards, which generally are granted in the first quarter of each fiscal year, to eligible employees, including executive officers, in October 2001. Consequently, stock option awards were only made to executive officers on a limited basis in fiscal 2002.

In order to determine the appropriate number of options to be granted to executive officers, the Company considers competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee’s salary and performance level.

In September 2002, upon hire, Mr. Pressler was granted options to purchase 5,000,000 shares. Unlike most options which are granted at market value, Mr. Pressler received a combination of discounted, market and “premium priced” options. The number and exercise price of the shares are as follows: 2,000,000 at $5.92, a price which was 50% of the market value at the date of grant, 1,500,000 at $11.83, the market value at the date of grant, 500,000 at $14.79, a price which was 125% of the market value at the date of grant, 500,000 at $17.75, a price which was 150% of the market value at the date of grant, and 500,000 at $20.70, a price which was 175% of the market value at the date of grant. The “premium price” options are intended to reward Mr. Pressler only after shareholders have been delivered significant growth in the stock price which is consistent with the Committee’s philosophies of increasing shareholder value and including at-risk compensation as a significant part of an executive’s overall compensation. Excluding the 500,000 market value options vesting on the sixth anniversary date of the grant and the 500,000 market value options vesting on the seventh anniversary date of the grant, 20 percent of the remaining 4,000,000 options vest one year from the grant date, with the balance vesting in equal amounts on a monthly basis for the following four years.

Impact of Section 162(m) of the Internal Revenue Code

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under applicable tax laws, to the extent the Committee determines it is consistent with the Company’s best interests. The Company’s compensation plans have been designed to permit the Committee to grant awards (with exceptions, including certain restricted stock awards, discounted stock options, and discounted SARs) which qualify for deductibility under Section 162(m).

To help prevent the loss of deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have from time-to-time voluntarily deferred all or a portion of their compensation above the limit under the Company’s deferred compensation plans.

Adrian D. P. Bellamy (Chairman)

Glenda A. Hatchett

Bob L. Martin

Arun Sarin

PERFORMANCE GRAPH

The graph below compares the percentage changes in our cumulative total shareholder return* on our common stock for the five-year period ended February 1, 2003, with the cumulative total return of the Dow Jones U.S. Retail, Apparel Index and the S&P 500 Index.

Total Return to Shareholders

(Assumes $100 investment on 01/31/98)

Total Return Analysis

	01/31/1998	01/30/1999	01/29/2000	02/03/2001	02/02/2002	02/01/2003

The Gap, Inc.	$100	$247	$259	$192	$91	$93

DJ U.S. Retail, Apparel Index	$100	$172	$157	$183	$160	$138

S&P 500	$100	$129	$143	$143	$128	$98

* Total	return assumes quarterly reinvestment of dividends.

Source: CTA Public Relations / (303) 665-4200. Data from BRIDGE Information Systems and Dow Jones Total Return Indices.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

In September 2002, the Company entered into an employment contract with Paul S. Pressler. Under the terms of the contract, the Company agreed to retain Mr. Pressler as President and Chief Executive Officer of the Company at an annual base salary of $1,500,000 and an initial bonus of $885,000. Mr. Pressler was also guaranteed a $1,875,000 bonus payable in April 2004. In connection with the contract, Mr. Pressler was granted the stock options detailed on the table titled “Option Grants in Last Fiscal Year.” The contract also provides that if Mr. Pressler is terminated as Chief Executive Officer without cause or due to a change in control prior to September 25, 2007, he will remain a non-executive employee of the Company for a period of 24-months. Subject to certain conditions during the 24-months, Mr. Pressler will continue to receive his latest base salary and health insurance coverage, as well as certain bonus payouts. In addition, vesting of the remaining portion of the options granted in 2002 to Mr. Pressler which are scheduled to vest during the next 24-month period will accelerate to the date of any termination without cause or termination due to a change in control. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee.

In November 2002, the Company entered into a transition agreement with John M. Lillie. Under the terms of the agreement, Mr. Lillie agreed to resign his employment with the Company, effective November 21, 2002. The Company agreed to pay Mr. Lillie in lump sum an amount equal to thirty-two weeks of his annual salary effective on January 24, 2001. The Company also agreed to pay Mr. Lillie in lump sum an amount of $612,000, in lieu of any bonus Mr. Lillie would have otherwise received under the Company’s Executive Management Incentive Cash Award Plan for the Company’s second six-month period in the Company’s fiscal year ending February 1, 2003. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee.

In February 2003, the Company entered into a termination of employment agreement with Heidi Kunz. Under the terms of the agreement, Ms. Kunz agreed to resign her employment with the Company, effective February 7, 2003. The Company agreed to pay Ms. Kunz in lump sum an amount equal to one year of her annual salary. In addition, the Company agreed to pay Ms. Kunz in April 2003 in lump sum an amount of $606,300, in lieu of any bonus Ms. Kunz would have otherwise received under the Company’s Executive Management Incentive Cash Award Plan for the Company’s six-month period in the Company’s fiscal year ending February 1, 2003. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee.

OTHER REPORTABLE TRANSACTIONS

We have a construction industry standard, non-exclusive agreement with Fisher Development, Inc. (“FDI”), a company which is wholly owned by the brother of Donald G. Fisher (our Chairman) and the brother’s immediate family. The standard agreement, used for all of our qualified general contractors, sets forth the terms under which FDI may act as one of our general contractors in connection with our construction activities. Prior to 2002, we used FDI as our primary, non-exclusive general contractor under a cost-plus arrangement. During periods of rapid growth, we benefited from using FDI as our primary, non-exclusive contractor because of FDI’s national and international capabilities, overall quality of work, flexibility to changes and ability to consistently meet aggressive timetables. FDI also provided construction project management capabilities that we lacked internally. In 2001, based on evolving business needs and a changing economic environment, we began developing the in-house, project management expertise necessary to qualify and manage numerous general contractors and solicit bids from multiple general contractors. This competitive bidding process, which was fully implemented in July 2002, enhances our ability to cost-effectively manage our construction needs on an ongoing basis. Since fully implementing the competitive bidding process in July 2002, FDI chose to competitively bid on 7 of 20 projects through March 1, 2003. FDI was awarded 3 of the 7 projects on which they competitively bid, representing 15% of total project bid dollars. We now have more than 40 general contractors, including FDI, qualified to competitively bid. In fiscal 2002, we managed 155 construction projects using 27 general contractors. In fiscal 2002, FDI acted as the general contractor for leasehold improvements for 87 store concepts, compared with 282 and 675, respectively, in fiscal years 2001 and 2000. FDI also supervised construction of 19 store concept expansions, remodels (other than minor remodels) and relocations, as well as headquarters facilities, in fiscal 2002, compared with 171 and 262, respectively, in fiscal years 2001 and 2000. The total amount paid under the agreement for fiscal 2002 was approximately $81 million, including profit and overhead costs of approximately $9 million. This compares with approximately $416 million, including profit and overhead costs of approximately $42 million, in fiscal 2001, and approximately $741 million, including profit and overhead costs of approximately $59 million, in fiscal 2000. On February 1, 2003 and February 2, 2002, amounts due to FDI were approximately $1.3 million and $15 million, respectively. The Audit and Finance Committee of the Board of Directors reviews this relationship annually.

In October 2001, the Audit and Finance Committee of the Board of Directors reviewed and approved the terms of agreements to lease to Donald G. Fisher and Doris F. Fisher, directors, and, respectively, Chairman and merchandiser, a total of approximately 26,000 square feet of space in our One Harrison and Two Folsom corporate San Francisco locations to display portions of their personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. We believe that these rental rates were at least competitive when the agreement was entered into and are currently above-market rates in San Francisco’s commercial real estate market. The agreements also provide us significant benefits, including use of the space on a regular basis for corporate functions. In addition, Mr. and Mrs. Fisher allow employees to visit the galleries at no charge.

In January 2000, as part of the employment of Ms. Heidi Kunz, former Executive Vice President and Chief Financial Officer, we made a $2,000,000 relocation loan to her, given the high real estate costs in the San Francisco Bay Area. The loan is at no interest and is secured by a deed of trust on her home and by the stock options granted to her under our 1996 Stock Option and Award Plan. The loan is due and payable on February 1, 2005, or earlier at our option. In January 2003, pursuant to a termination of employment agreement between the Company and Ms. Kunz, the relocation loan will be immediately due upon the earlier of: (1) the sale of her home pledged to secure the loan; (2) breach of any provision of the termination of employment agreement; or (3) February 1, 2005. These terms were reviewed and approved by the Compensation and Management Development Committee. We intend to comply fully with the Sarbanes-Oxley Act of 2002 which prohibits new loans to executive officers.

OTHER BUSINESS

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (1) matters about which the proponent failed to notify us on or before February 17, 2003, (2) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission, and (3) matters incident to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

PROPOSALS OF SHAREHOLDERS

If you want us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2004, you must deliver it to the Company’s Corporate Secretary no later than December 5, 2003. Proposals must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (California time) on

February 17, 2004, and no earlier than January 18, 2004 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed this Proxy Statement to shareholders). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, and other information required to be provided by the shareholder pursuant to the proxy rules of the Securities and Exchange Commission. If a shareholder fails to submit the notice by February 17, 2004, then the proposed business will not be considered at our Annual Meeting in 2004 due to the shareholder’s failure to comply with our Bylaws. Also, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2004 as to which the proponent fails to notify us on or before February 17, 2004. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address.

By Order of the Board of Directors,

Lauri M. Shanahan

Secretary

APPENDIX A

AUDIT AND FINANCE COMMITTEE CHARTER

January 28, 2003

The Audit and Finance Committee of the board of directors assists the board in fulfilling its oversight responsibilities relating to the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the performance of the independent auditor, and such other duties as directed by the board of directors.

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor.

Structure and Organization

1.            The committee will be composed solely of directors who have the necessary experience and are independent of the management of the company and are free of any relationship that may interfere with their exercise of independent judgment as a committee member, all in accordance with SEC and NYSE requirements.

2.            The committee will consist of at least three members of the board of directors. Committee members and the committee chair serve at the pleasure of the board of directors. All members must be or become financially literate, at least one member must have accounting or related financial management expertise, and at least one member must be an “audit committee financial expert” as defined by SEC rules.

3.            A committee member invited to sit on another public company’s audit committee must notify the committee. The committee must determine whether or not the committee member’s service on another company’s audit committee impairs the directors’ ability to serve on the company’s committee. Committee members should be on no more than three public company audit committees.

4.            The committee will meet at least six times a year or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. Meetings may be in person or by video or telephone conference if necessary.

5.            The committee is expected to maintain free and open communication with management, the chief internal auditor, and the independent auditor.

6.            The committee has the authority to investigate any matter brought to its attention and to retain independent legal, accounting or other advisors for this purpose if determined appropriate, in its sole judgment. The company will provide funding for that purpose as determined by the committee.

The committee’s responsibilities include:

General Responsibilities

1.            Meet at least quarterly with the independent auditor, the chief internal auditor, and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee. Provide sufficient opportunity for the independent auditor to meet with the chief internal auditor and others in the company as appropriate.

2.            Submit the minutes of all committee meetings and regularly report to the board of directors on committee matters.

3.            Review and reassess the adequacy of this Charter annually and propose to the board any changes to the charter.

4.            Set policies for the company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the company.

5.            Prepare a report of the committee in accordance with SEC requirements to be included in the company’s annual proxy statement.

Responsibilities Related to the Independent Auditor

1.            Retain and, where appropriate, terminate the independent auditor. On an annual basis, approve the compensation of the independent auditor, and evaluate the performance of the independent auditor. The independent auditor reports directly to the committee.

2.            Review with the independent auditor, the chief internal auditor, and management the audit plan of the independent auditor for the current year and the following year.

3.            Establish a policy with respect to the evaluation and approval of audit and permitted non-audit services and related fees, to be performed by the independent auditor.

4.            On an annual basis, discuss and consider the independent auditor’s written affirmation that the auditor is in fact independent. Obtain a formal written statement from the independent auditor delineating all relationships between the company and the independent auditor, actively engage in dialogue regarding disclosed relationships or services which may impact the objectivity and independence of the independent auditor, and take or recommend that the board of directors take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence. The committee will evaluate the qualifications, performance and independence of the independent auditor and present its conclusions to the board.

5.            At the committee’s discretion, arrange for the independent auditor to be available to the full board of directors to help provide a basis for the board’s approval of the independent auditor’s appointment.

6.            Review with the independent auditor the matters relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Responsibilities Related to the Chief Internal Auditor

1.            Review and approve the appointment, replacement, reassignment, or dismissal of the company’s chief internal auditor and internal audit function.

2.            Review at least annually the internal audit function of the company with management and the independent auditor, including a general review of the internal audit plan, the internal audit organization, staffing, budget, reporting structure, objectivity, and sufficiency.

3.            Review the results of internal audits.

Responsibilities for Oversight of the Quality and Integrity of Accounting, Auditing, and Reporting Practices of the Company

1.            Discuss the annual and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor prior to filing. The committee should meet and discuss each quarterly earnings announcement, as well as financial information and earnings guidance provided to analysts and rating agencies, with management (and the independent auditor if desired) prior to release. The discussion may be done generally, and may include the types of information to be disclosed and the types of presentations to be made. These discussions should cover the quality (not just the acceptability) of the financial reporting, and such other matters as the committee deems appropriate.

2.            Review with management and the independent auditor critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements, including any significant changes in the company’s selection or application of accounting principles.

3.            As necessary, discuss with management any significant financial risk exposure and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

4.            Review with management, the independent auditor, and the company’s chief internal auditor the adequacy and effectiveness of the company’s disclosure controls and procedures, internal controls for financial reporting, and computerized information systems controls.

Periodic Responsibilities

1.            Review with management any legal and regulatory matters that may have a material impact on the company’s financial statements, compliance policies, and compliance programs.

2.            Oversee the company’s Corporate Compliance Program and periodically review and suggest to management any necessary improvements in the program. Establish a procedure within the Corporate Compliance Program for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the company’s Code of Business Conduct. Approve membership of the company’s compliance committee and, from time to time, meet with the Chief Compliance Officer.

3.            Review and approve transactions with the company involving management and/or members of the board of directors which are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules.

4.            Annually assess the committee’s performance.

5.            Perform such other functions assigned by law, the company’s charter or bylaws, or the board of directors.

APPENDIX B

THE GAP, INC.

CORPORATE GOVERNANCE GUIDELINES

(As of January 28, 2003)

The Board has developed refined corporate governance practices to help fulfill its responsibility to the shareholders. These practices are memorialized in these guidelines so that the board will have the necessary authority and practices in place to review and evaluate the company’s business operations as needed and to make decisions that are independent of the company’s management.

These guidelines are subject to future refinement or changes as the board may find necessary or advisable.

1.	Role of the Board

The board is responsible for oversight of the business and affairs of the company, determination of the company’s mission, long-term strategy and objectives, and management of the company’s risks while evaluating and directing implementation of company controls and procedures.

The board may delegate some of its responsibilities to the committees of the board of directors.

2.	Composition and Qualifications of the Board of Directors

(a)            Size of the Board.  As provided by the company’s Bylaws and by resolution of the board of directors, the current number of board members can vary. As of January 28, 2003, the board has 11 members.

(b)            Mix of Management Directors and Independent Directors.  The board believes that as a matter of policy there should be at least a majority of independent directors as defined under SEC and NYSE rules (“Independent” directors) on the board. For a nominee to be considered an Independent director, the board must also affirmatively determine that the director has no material relationship with Gap Inc. Directors who are officers or employees of the company are considered management directors (“Management” directors). A former employee serving on the board will be considered a Management director for purposes of these guidelines for a period of five years. The board may also consist of directors who are not officers or employees of the company but who are also not considered independent (these directors with the Independent directors are considered “Non-Management” directors).

(c)            Qualifications of Board Members.  All board members will possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, distribution and logistics, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand the company’s business. Nominees will be screened to ensure each candidate has qualifications which compliment the overall core competencies of the board. The screening process includes conducting a background evaluation and an independence determination.

(d)            Selection of Board Members.  The Governance, Nominating and Social Responsibility Committee has the responsibility to identify, screen, and recommend qualified candidates to the board. Qualified candidates are interviewed by the Chairman and CEO as well as at least two Independent directors. Certain other directors and members of management will interview each candidate as requested by the Chairman, CEO or chair of the Governance, Nominating and Social Responsibility Committee. The selection of any new board member is voted upon by the full board.

3.	Training and Evaluation of the Board of Directors

(a)            Onboarding.  The company has a formal written onboarding program whereby each new director is provided with core materials and required to complete a series of introductory meetings to become knowledgeable about the company’s business and familiar with the senior management team. In addition, the onboarding program requires new directors to make store visits to the extent practical. A new director is expected to complete his or her onboarding program within three to six months of joining the board.

(b)            Annual Performance Evaluation.  The Governance, Nominating and Social Responsibility Committee will review and assess the composition and performance of the board, each committee, and each individual director at least annually. The assessment will be conducted to ensure the board, committees, and individual members are effective and productive and to identify opportunities for improvement and skill set needs. As part of the process, each member will complete a detailed and thorough questionnaire. While results will be aggregated and summarized for discussion purposes, individual responses will not be attributed to any member but will be kept confidential to ensure honest and candid feedback is received. The Governance, Nominating and Social Responsibility Committee will report at least annually to the full board with its assessment. Directors will not be nominated for reelection unless it is affirmatively determined that the director is substantially contributing to the overall effectiveness of the board.

(c)            Continuing Education.  Board members are encouraged to attend appropriate continuing education seminars or programs which would be beneficial to the company and the directors’ service on the board. Attendance at any seminar or class may be arranged through the office of the Corporate Secretary.

4.	Board of Directors Guidelines

(a)            Retirement Age.  The board believes that 72 is an appropriate retirement age for Non-Management directors. A Non-Management director who turns 72 prior to the end of a fiscal year will not stand for re-election at the next Annual Meeting following the end of the fiscal year.

(b)            Change of Status.  In the event a Non-Management director changes his or her employer, significantly changes his or her position with an employer or significantly changes his or her responsibilities as a director, consultant or otherwise, the director will tender his or her resignation to the Chairman. At such time the board will consider the Non-Management director’s resignation and whether to accept the resignation based on the circumstances. Management directors are also expected to tender their resignation from the board at the same time they cease to be an executive officer of the company.

(c)            Term Limits.  There will be no specific term limits for directors, given the normal process of annual elections of board members by the shareholders and the stated retirement age. Directors who have served on the board for an extended period of time are in a position to provide valuable insight into the operations and future of the company based on their experience with and understanding of the company’s history, policies, and objectives. The board believes that, as an alternative to term limits, it can ensure that the board continues to evolve and adopt new viewpoints through the evaluation and selection process described in these guidelines.

(d)            Stock Ownership.  Each board member should, within three years of joining the board, and must in any event within five years, hold stock of the company worth at least three (3) times the annual base retainer then in effect. The “in-the-money” value of options granted under the Non-employee Director Deferred Compensation Plan will be counted toward meeting this stock ownership requirement.

(e)            Other Public Company Directorships.  The company does not have a specific policy as to the number of other public company boards a director may sit on, given that individual circumstances may vary. A director that is a member of the Audit and Finance Committee cannot sit on more than three audit committees. However, when a director has been invited to join another public company board, he or she is expected to inform the Chairman and the Chair of the Governance, Nominating and Social Responsibility Committee and consider the nature of and time commitment of such an appointment. Board members may not serve on boards of the company’s competitors. The Governance, Nominating and Social Responsibility Committee will consider these matters when evaluating and nominating directors for reelection. The Chairman and CEO must obtain approval from the full board to serve as a director on any other for-profit board.

(f)            Independent Advisors.  The board and each committee have the power to hire independent legal, financial or other advisors at any time, as they deem necessary and appropriate to fulfill their board and committee responsibilities.

(g)            Board Access to Senior Management.  Board members have complete access to the company’s management and employees. Any meetings or contacts that a director wishes to initiate may be arranged directly or through the office of the Corporate Secretary. It is assumed that board members will use judgment to ensure that contacts with management outside of board meetings are not distracting to the business operations of the company. Board Members and/or senior management should also feel free to request the attendance at board meetings of management or employees who can provide additional insight into items being discussed.

5.	Compensation of the Board of Directors

(a)            Board Compensation Review.  The Compensation and Management Development Committee periodically reviews and makes recommendations to the board concerning the level and/or form of compensation of the Non-Management directors. The committee’s recommendation, which is discussed and evaluated by the full board, is based on an assessment of the best practices of other companies. Changes in board compensation, if any, must be approved by the full board.

(b)            Director Compensation.  The Non-Management directors annual base retainer is currently $50,000 per annum, plus an attendance fee of $2,000 for each board meeting attended, and $1,500 for each regularly scheduled committee meeting attended. The Governance, Nominating and Social Responsibility Committee Chair receives an additional retainer of $10,000 per annum. The Audit and Finance Committee Chair and the Compensation and Management Development Committee Chair receive an additional retainer of $20,000 per annum. Each director may choose to elect to defer his/her annual retainer under the Non-employee Director Deferred Compensation Plan. In addition, Non-Management directors are eligible to receive stock options according to a pre-determined formula as follows: (i) each new Non-Management director receives an option to purchase 15,000 shares upon appointment at the then-current fair market value; and (ii) each continuing Non-Management director receives annually an option to purchase 3,750 shares at the then-current fair market value. The options normally become exercisable three years after the date of grant, providing the individual is a director at that time.

(c)            Travel.  All Non-Management directors are reimbursed for their travel expenses related to attending board, committee or company business meetings. Alternatively, the company can make the travel arrangements.

(d)            Discount.  All directors and their immediate families are eligible to receive discounts on Gap, Banana Republic, and Old Navy merchandise.

6.	Board Committees

(a)        Existing Committees.  The current committees are: (1) Audit and Finance, composed solely of Independent directors; (2) Compensation and Management Development, composed solely of Independent directors who also meet the requirements of Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code; and (3) Governance, Nominating and Social Responsibility, composed solely of Independent directors. As set forth under the company’s Bylaws, the board has the discretion to form new committees or dissolve existing committees depending upon the circumstances. Each Independent director is expected to serve on two committees.

(b)            Audit and Finance.  The Audit and Finance Committee assists the board in fulfilling its oversight responsibilities relating to the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the performance of the independent auditor, and to handle such other matters as formalized in the Audit and Finance Committee Charter.

(c)            Compensation and Management Development.  The functions of the Compensation and Management Development Committee are to evaluate and determine compensation policies, including level and form, for all corporate and divisional officers and certain employees, to recommend compensation for Non-Management directors, to advise senior management on policy and strategy regarding succession planning and the development and retention of senior executives and management teams, and to handle such other matters as formalized in the Compensation and Management Development Committee Charter.

(d)            Governance, Nominating and Social Responsibility.  The Governance, Nominating and Social Responsibility Committee makes recommendations to the board on all matters concerning corporate governance and directorship practices as formalized in the Governance, Nominating and Social Responsibility Committee Charter, including development of corporate governance guidelines, evaluation of the board, committees and directors, identification and selection of new board nominees, and evaluation of the company’s policies relating to social and environmental trends.

7.	Board and Committee Meetings

(a)            Meeting Schedules and Agendas.  There are currently six regularly scheduled board meetings during each fiscal year. The Chairman, CEO, and Corporate Secretary will establish the agenda for each board meeting. Management, in consultation with the appropriate committee chair, will determine the frequency, length of, and agendas for the meetings of the committees. Each board member is encouraged to suggest agenda items for board and committee meetings in advance.

(b)            Strategic Planning Sessions.  At least once each year, the board will meet for a longer strategy planning session. Generally, these sessions will be to review and approve the company’s overall strategic and long range plans as well as the strategic and long range plans of each of the corporate functions and brands.

(c)            Approval of Annual Budgets and Operating Plans.  Senior management will regularly update the board on its performance relative to the company’s budget and plan. The board will also approve the annual operating and financial plan prior to the commencement of each fiscal year.

(d)            Distribution of Materials.  Detailed and updated financial and business information is distributed in writing to the board every month. During those months when there is a scheduled board or committee meeting, these materials are distributed approximately one week prior to the meeting along with written materials regarding each planned presentation. The presentation materials allow for proper preparation and consideration of the subject matter before the board or committee meeting. Board members are expected to have read the material in advance of the meeting. On those occasions in which the subject matter is very sensitive or unavoidable time constraints do not allow for prior preparation of written materials, the subject will be presented at the meeting.

(e)            Attendance of Directors and Non-Directors at Board and Committee Meetings.  Board members are expected to attend all meetings of the board and committees on which they sit, in their entirety. In the event a board member is not able to attend a meeting in person he or she may attend the meeting by videoconference or teleconference, but this should be a rare exception. As the board deems appropriate, non-board members who are employed by the company may be invited to attend portions of each board or committee meeting.

(f)            Meetings of Independent Directors.  The Independent directors will meet without the presence of management during each regularly scheduled board meeting.

8.	Leadership

(a)            Chairman and CEO Selection.  The board selects the CEO and Chairman in the manner that it determines to be in the best interests of the company. The offices of Chairman and CEO are held by different persons. The Chairman is an employee.

(b)            Lead Director at Independent Sessions.  At every Independent session of the board, a Independent director will lead the session on a rotational basis, in alphabetical order unless otherwise agreed. In the event the scheduled lead director is unavailable, the next director in rotation will act as lead director.

(c)            Job Duties of Chairman, CEO, and other Officers.  The company has approved formal job descriptions for the Chairman, CEO, and brand/function heads. The performance of these officers is reviewed annually with respect to their stated duties and with respect to pre-determined company and divisional objectives.

(d)            Succession Planning.  The board is responsible for the succession planning of the CEO, and periodically will review the succession plan and identify potential successors for the company’s CEO. Also periodically, the Compensation and Management Development Committee will report to the board on succession planning matters. The CEO will also report to the board on succession plans for certain key officers and make recommendations to the board regarding the CEO’s succession.

APPENDIX C

THE GAP, INC.

1996 STOCK OPTION AND AWARD PLAN

(As Amended and Restated Effective as of January 28, 2003)

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1            Background.  The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares.

1.2            Purpose of the Plan.  The Plan is intended to increase incentive and to encourage Share ownership on the part of Employees, Consultants and Non-employee Directors. The Plan also is intended to further the growth and profitability of the Company.

1.3            Duration.  This amended and restated Plan is effective as of January 28, 2003, subject to the approval of a majority of the Shares that are present in person or by proxy at the 2003 Annual Meeting of Stockholders of the Company, and shall remain in effect thereafter unless terminated earlier under Section 11. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after January 28, 2012.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1            “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2            “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3            “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

2.4            “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.5            “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6            “Board” means the Board of Directors of the Company.

2.7            “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8            “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan. Unless otherwise determined by the Board, the Compensation and Stock Option Committee of the Board shall constitute the Committee.

2.9            “Company” means The Gap, Inc. , a Delaware corporation, or any successor thereto.

2.10            “Comparable Store Sales Growth” means the Company’s or a division’s same store net sales growth for the Fiscal Year in excess of the prior year.

2.11            “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.12            “Director” means any individual who is a member of the Board.

2.13            “Disability” means a permanent and total disability within the meaning of Code section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.14            “Earnings” means either: (a) operating income of the Company or one of its divisions for a given Fiscal Year less certain allocated expenses (e.g., headquarters, distribution centers, etc.), or (b) income before interest and taxes of the Company or one of its divisions, as determined by the Committee (in its discretion). Non-recurring or unusual expenses shall be excluded from the calculation of Earnings.

2.15            “Economic Value Added” means the Company’s or a division’s Net Operating Profit After Tax (“NOPAT”) for a Fiscal Year less Capital Charges. “NOPAT” means net operating income after taxes. NOPAT for a division includes direct revenues and expenses, but also may include an allocation for shared costs for applicable Information Technology, Distribution, and other services from which the division benefits. “Capital Charges” means the Company’s or a division’s Capital Balances multiplied by the Weighted Average Cost of Capital. Divisional “Capital Balances” include division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and shared liabilities. Total Company “Capital Balances” include most assets, the present value of operating leases less most non-interest bearing liabilities. The Committee (in its discretion) shall determine the measures of NOPAT and Capital Charges.

2.16            “Employee” means any employee of the Company or of any Affiliate.

2.17            “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18            “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith.

2.19            “Fiscal Year” means the fiscal year of the Company.

2.20            “Freestanding SAR” means a SAR that is granted independently of any Option.

2.21            “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.22            “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Code section 422.

2.23            “Non-employee Director” means a Director who is not an Employee.

2.24            “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.25            “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.26            “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.27            “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Comparable Store Sales Growth, (b) Earnings, (c) Return on Equity, (d) Return on Net Assets, (e) Sales Volume, (f) Total Sales, and (g) Economic Value Added. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may relate to performance on a Company-wide or divisional basis and/or provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors, as determined by the Committee (in the discretion).

2.28            “Performance Share” means an Award granted to a Participant pursuant to Section 8.

2.29            “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.30            “Period of Restriction” means the period during which Shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.31            “Plan” means The Gap, Inc. 1996 Stock Option and Award Plan, as set forth in this instrument and as hereafter amended from time to time.

2.32            “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.33            “Retirement” means, in the case of an Employee, a Termination of Service by reason of the Employee’s retirement at or after his or her normal retirement date under GapShare (the Company’s “401(k)” plan) or any successor plan. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement”. With respect to a Non-employee Director, “Retirement” means a Termination of Service on account of retirement pursuant to The Gap, Inc. Non-employee Director Retirement Plan.

2.34            “Return on Equity” means the Company’s or a division’s Earnings for a Fiscal Year expressed as a percentage of the Company’s or a division’s average shareholders’ equity over the Fiscal Year.

2.35            “Return on Net Assets” means the Company’s or a division’s Earnings for a Fiscal Year expressed as a percentage of the Company’s or a division’s average assets over the Fiscal Year.

2.36            “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.37            “Sales Volume” means the total sales volume per store of the Company or one of its divisions for a Fiscal Year.

2.38            “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39            “Shares” means the shares of the Company’s common stock, $0.05 par value.

2.40            “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.41            “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.42            “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.43            “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) reemployment of the individual by the Company or an Affiliate, or (ii) with respect to Awards granted on or after January 28, 2003, engagement of the consulting services of the individual by the Company or an Affiliate; (b) in the case of a Consultant, a termination of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) with respect to Awards granted on or after January 28, 2003, employment of the individual by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.44            “Total Sales” means the Company’s or a division’s net sales for a Fiscal Year.

2.45            “Weighted Average Cost of Capital” means the weighted average of the Company’s cost of debt and cost of capital. The weighting is determined by comparing the balance of the Company’s debt (acquired debt plus capitalized leases) to the balance of the Company’s equity based upon market value (rather than book value).

SECTION 3

ADMINISTRATION

3.1            The Committee.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) ”outside directors” under Code section 162(m).

3.2            Authority of the Committee.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Subject to the provisions of the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Non-employee Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Non-employee Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3            Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Code section 162(m) or Rule 16b-3.

3.4            Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1            Number of Shares.  Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 123,341,342. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2            Lapsed Awards.  If an Award terminates, expires or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award.

4.3            Adjustments in Awards and Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, and 8.1, in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors pursuant to Section 9, the foregoing adjustments shall be made by the Board, and beginning October 28, 1998 any such adjustments by stock dividend or split-up shall not apply to the future grants provided by Section 9. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1            Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Non-employee Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 18,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof; provided, however, that any Options granted to Non-employee Directors pursuant to this Section 5 shall be Nonqualified Stock Options.

5.2            Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. In the Award Agreement with respect to each Option, the Participant, in consideration of the granting of the Option, shall agree to remain in the employ or service of the Company or an Affiliate for a period of at least one year from the Grant Date (but subject to Section 10.1).

5.3            Exercise Price.  Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1            Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than twenty-five percent (25%) of the Fair Market Value of a Share on the Grant Date.

5.3.2            Incentive Stock Options.  In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Code section 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3            Substitute Options.  Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code section 424(a), shall determine the Exercise Price of such substitute Options.

5.4            Expiration of Options.

5.4.1            Expiration Dates.  Each Option shall terminate no later than the first to occur of the following events:

(a)            The date for termination of the Option set forth in the written Award Agreement; or

(b)            The expiration of ten (10) years from the Grant Date; or

(c)            The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(d)            The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(e)            The expiration of one (1) year from the date of the Participant’s Retirement (except as provided in Section 5.8.2 regarding Incentive Stock Options).

5.4.2            Death of Participant.  Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to one (1) year after the date of death.

5.4.3            Committee Discretion.  Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.4.4            Extension.  Notwithstanding anything to the contrary in Section 5.4, the Committee in its discretion may grant an Option that extends the periods set forth in Sections 5.4.1(c), (d), and (e) for any length of time up to ten (10) years; provided, however, that in such case, such an Option shall terminate on the expiration of ten (10) years from the Grant Date, if earlier.

5.5            Exercisability of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6            Payment.  Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7            Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8            Certain Additional Provisions for Incentive Stock Options.

5.8.1            Exercisability.  The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2            Termination of Service.  No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise.

5.8.3            Company and Subsidiaries Only.  Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4            Expiration.  No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.9            Grant of Reload Options.  The Committee may provide in an Award Agreement that a Participant who exercises all or part of an Option by payment of the Exercise Price with already-owned Shares, shall be granted an additional option (a “Reload Option”) for a number of Shares equal to the number of Shares tendered to exercise the previously granted Option plus, if the Committee so determines, any Shares withheld or delivered in satisfaction of any tax withholding requirements. As determined by the Committee, each Reload Option shall (a) have a Grant Date which is the date as of which the previously granted Option is exercised, and (b) be exercisable on the same terms and conditions as the previously granted Option, except that the Exercise Price shall be determined as of the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1            Grant of SARs.  Subject to the terms and conditions of the Plan, an SAR may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1            Number of Shares.  The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,250,000 Shares.

6.1.2            Exercise Price and Other Terms.  The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than twenty-five percent (25%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2            Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c)

the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3            Exercise of Freestanding SARs.  Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.4            SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.5            Expiration of SARs.  An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.6            Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)            The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK

7.1            Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 1,000,000 Shares of Restricted Stock.

7.2            Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3            Transferability.  Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4            Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1            General Restrictions.  The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2            Section 162(m) Performance Restrictions.  For purposes of qualifying Awards of Restricted Stock as “performance-based compensation” under Code section 162(m), the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Code section 162(m). In granting Restricted Stock which is intended to qualify under Code section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Code section 162(m) (e.g., in determining the Performance Goals).

7.4.3            Legend on Certificates.  The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions applicable to such Shares.

7.5            Removal of Restrictions.  Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6            Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7            Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8            Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1            Grant of Performance Units or Shares.  Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $10,000,000, and (b) no Participant shall receive more than 1,000,000 Performance Shares.

8.2            Initial Value of Performance Units or Shares.  Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3            Performance Objectives and Other Terms.  The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1            General Performance Objectives.  The Committee may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

8.3.2            Section 162(m) Performance Objectives.  For purposes of qualifying Awards of Performance Units or Shares as “performance-based compensation” under Code section 162(m), the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under Code section 162(m). In granting Performance Units or Shares which are intended to qualify under Code section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under Code section 162(m) (e.g., in determining the Performance Goals).

8.4            Earning of Performance Units or Shares.  After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit or Share.

8.5            Form and Timing of Payment.  Payment of earned Performance Units or Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares, or a combination thereof.

8.6            Cancellation.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTOR OPTIONS

9.1            Granting of Options.

9.1.1            New Non-employee Directors.  Each individual who first becomes a Non-employee Director on or after January 28, 2003 shall be granted an Option to purchase 15,000 Shares on the date that he or she first is appointed or elected to the Board.

9.1.2            Continuing Non-employee Directors.  Each Non-employee Director who either (a) has received an initial grant of an Option to purchase 15,000 Shares pursuant to Section 9.1.1, or (b) was a Participant in the Plan on January 28, 2003, shall be granted an Option to purchase 3,750 Shares on the first business day after each subsequent Annual Meeting of Stockholders of the Company, provided that he or she both (a) is a Non-employee Director on that date, and (b) has continuously served as such since the last Grant Date.

9.1.3            Adjustments.  Notwithstanding the foregoing, the Committee or the Board, in their sole discretion, may change the numerical limits set forth in Sections 9.1.1 and/or 9.1.2.

9.2            Terms of Options.

9.2.1            Option Agreement.  Each Option granted pursuant to this Section 9 shall be evidenced by a written Award Agreement between the Participant and the Company.

9.2.2            Exercise Price.  The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3            Exercisability.  Each Option granted pursuant to this Section 9 shall become exercisable in full three (3) years after the Grant Date. Notwithstanding the foregoing, prior to the applicable

Grant Date, the Committee or the Board, in their sole discretion, may determine different date(s) on which Options granted pursuant to this Section 9 shall become exercisable. If a Non-employee Director incurs a Termination of Service for a reason other than Retirement, death or Disability, his or her Options which are not exercisable on the date of such Termination shall never become exercisable. However, if the Termination of Service is on account of Retirement, death or Disability, the Option shall become exercisable in full on the date of the Termination of Service.

9.2.4            Expiration of Options.  Each Option granted pursuant to this Section 9 shall terminate upon the first to occur of the following events:

(a)            The expiration of ten (10) years from the Grant Date; or

(b)            The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than death, Disability or Retirement; or

(c)            The expiration of three (3) years from the date of the Participant’s Termination of Service by reason of Disability or Retirement.

9.2.5            Death of Participant.  Notwithstanding Section 9.2.4, if a Director dies prior to the expiration of his or her Options in accordance with Section 9.2.4, his or her Options shall terminate three (3) years after the date of his or her death.

9.2.6            Special Rule for Retirement.  Notwithstanding the provisions of Section 9.2.4, if the exercisability of an Option is accelerated under Section 9.2.3 on account of the Participant’s Retirement, such Option shall terminate upon the first to occur of: (a) the expiration of ten (10) years from the Grant Date, or (b) the expiration of one (1) year from the date of the Participant’s death.

9.2.7            Not Incentive Stock Options.  Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.8            Other Terms.  All provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors under this Section 9.

9.3            Elections by Non-employee Directors.  Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 9.3 shall be designed to ensure that any such election by a Non-employee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3.

SECTION 10

MISCELLANEOUS

10.1            No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2            Participation.  No Employee, Consultant or Non-employee Director (except as otherwise provided in Section 9 with respect to Non-employee Directors) shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3            Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4            Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.5            Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6            Nontransferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

10.7            No Rights as Stockholder.  Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8            Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9            Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount so withheld shall not exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10            Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 11

AMENDMENT AND TERMINATION

11.1            Amendment, Suspension, or Termination.  The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12

LEGAL CONSTRUCTION

12.1            Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2            Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3            Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4            Securities Law Compliance.  With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5            Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

12.6            Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

GAP INC. Two Folsom Street, San Francisco, CA 94105 gapinc.com

Gap Inc.

PROXY	Gap Inc.

Annual Meeting of Shareholders — May 14, 2003

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Paul S. Pressler, Byron H. Pollitt and Lauri M. Shanahan, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of the Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 14, 2003 at 10:00 a.m. local time in Groveport, Ohio, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT — This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse side for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2003    6001 Green Pointe Dr., Groveport, Ohio

10:00 a.m., Local Time

Admission Ticket

This is your admission ticket to the 2003 Annual Meeting of Shareholders of The Gap, Inc.

Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named above.

Attendance will be limited to the shareholders only.

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY # CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 13, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gps — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 13, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Gap, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3, and “AGAINST” Item 4.
1. Election of directors	01 Adrian D.P. Bellamy	05 Glenda A. Hatchett	09 Charles R. Schwab	☐ Vote For all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02 Donald G. Fisher	06 Penelope L. Hughes	10 Mayo A. Shattuck III
	03 Doris F. Fisher	07 Bob L. Martin

	04 Robert J. Fisher	08 Paul S. Pressler

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of Deloitte and Touche LLP as independent auditors.				☐ For	☐ Against	☐ Abstain
3. To approve the proposal to amend and restate the Company’s 1996 Stock Option and Award Plan.				☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote “AGAINST “ Item 4.				☐ For	☐ Against	☐ Abstain
4. A shareholder proposal regarding expensing the Company’s stock options.
5. Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND AGAINST ITEM 4.
Address Change? Mark Box ☐	Indicate changes below:			Date ,		2003

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.